Exhibit 43

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

PRIVATE INSTRUMENT FOR THE ASSIGNMENT OF RIGHTS AND OBLIGATIONS AND OTHER COVENANTS

AMONG

PT INTERNATIONAL FINANCE B.V.

AND

PT PORTUGAL SGPS, S.A.

AND, ADDITIONALLY,

PORTUGAL TELECOM, SGPS S.A.

TELEMAR PARTICIPAÇÕES S.A.

AND

OI S.A.

DATED MARCH 24, 2015

PRIVATE INSTRUMENT FOR THE ASSIGNMENT OF RIGHTS AND OBLIGATIONS AND OTHER COVENANTS

By way of this instrument, the parties:

on the one side,

1.                                      PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., a company incorporated under and governed by the laws of the Netherlands, headquartered in Amsterdam, the Netherlands, with principal offices in Naritaweg 165, 1043 B W Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under number 34108060, acting as a party hereto pursuant to its Bylaws (“PT Finance”);

and, on the other,

2.                                      PT PORTUGAL, SGPS, S.A., a Portuguese corporation (sociedade anônima), headquartered at Avenida Fontes Pereira de Melo, No. 40, in the district of São Jorge de Arroios, 1069-300 Lisbon, Portugal, registered as a legal entity under No. 507690737, with a capital stock of EUR 3,450,000,000.00 (three billion four hundred fifty million euros), acting as a party hereto pursuant to its Bylaws (“PT Holding”);

The parties identified above hereinafter shall be called, individually, “Party,” and jointly, “Parties,”

and, further, as “Intervening Parties”

3.                                      PORTUGAL TELECOM, SGPS S.A., a publicly held corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, No. 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under No. 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five euros), acting as a party hereto pursuant to its Bylaws (“PT SGPS”);

4.                                      OI S.A., a Brazilian corporation (sociedade por ações), headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio No. 71, 2nd floor, Downtown, registered with the CNPJ/MF under No. 76.535.764/0001-43, acting as a party of hereto pursuant to its Bylaws (“Oi”); and

5.                                      TELEMAR PARTICIPAÇÕES S.A., a publicly held company (companhia aberta) headquartered at Praia de Botafogo No. 300, 11th floor, room 1101 (part), Botafogo, City of Rio de Janeiro, RJ, registered with the CNPJ/MF under no. 02.107.946/0001-87, acting as a party hereto pursuant to its Bylaws, (“Telemar Participações” or “CorpCo”);

(Private Instrument for the Assignment of Rights and Obligations and Other Covenants executed on 03/24/2015)

WHEREAS:

(i)                                     On September 8, 2014, PT Finance, PT Holding and PT SGPS and, additionally, Oi and Telemar Participações, executed the Exchange Agreement and Other Covenants (“the Exchange Agreement”), whereby PT Finance and PT Holding agreed to transfer to PT SGPS, subject to fulfillment of certain conditions precedent, the bonds issued by Rio Forte Investments, S.A. (“Rio Forte”) in the amount of €897 million (eight hundred ninety-seven million euros) (“Bonds”) held by them, and in return, PT SGPS agreed to transfer to PT Finance and PT Holding common and preferred shares issued by Oi (“Exchange”);

(ii)                                  On the same date, PT Finance, PT Holding and PT SGPS and , additionally, Telemar Participações and Oi, executed the Call Option Agreement and Other Covenants (“Call Option Agreement” and, together with the Exchange Agreement, the “Agreements”), through which PT Finance and PT Holding granted to PT SGPS, subject to fulfillment of a condition precedent, an option to acquire common and preferred shares of Oi or CorpCo, as appropriate, to be exercised by PT SGPS, within six (6) years (“Call Option”) as provided in the Call Option Agreement;

(iii)                               PT Holding and PT Finance made commitments to PT SGPS in the Exchange Agreement and Call Option Agreement;

(iv)                              On December 9, 2014, Oi and Altice Portugal S.A. (“Altice PT”), and, additionally, Altice S.A. (together with Altice PT, “Altice”), executed the agreement for sale and purchase of the totality of shares issued by PT Holding to Altice PT, involving substantially all of the operations conducted by PT Holding in Portugal and Hungary (“Sale and Purchase Agreement”);

(v)                                 The Sale and Purchase Agreement provides that there shall be no sale to Altice of certain assets of PT Holding, including investments held by PT Holding in Rio Forte, which are the object of the Exchange and, further, that the actual sale of the shares from PT Holding is still subject to the completion of a corporate reorganization in order to delimit the businesses to be divested and segregate the investments from PT Holding that will not be sold, which include Rio Forte bonds that should not be included in the assets of PT Holding;

(vi)                              As a result, the Parties recognize the need to transfer the Bonds belonging to PT Holding and all the rights attached to them held in the aggregate principal amount of €200,000,000.00 (two hundred million euros) (“PTP Bonds”) from PT Holding to PT Finance, which will carry out the exchange with PT SGPS;

(vii)                           Furthermore, the Parties recognize that it is necessary to amend the terms of the Agreements to reflect the fact that Oi and PT Finance shall be jointly and severally liable for all obligations undertaken by PT Holding to PT SGPS through the Agreements and as a result, PT Holding shall be free from any and all obligation undertaken by the Agreements;

(viii)                        PT Holding seeks to fully assign to Oi and PT Finance all rights and obligations arising from the Agreements, and PT Finance and Oi seek to subrogate themselves to PT Holding in those rights and obligations;

(ix)                              PT SGPS and Telemar Participações have no reason to oppose such assignment and subrogation;

The Parties resolve to execute this Private Instrument for the Assignment of Rights and Other Covenants (the “Agreement”), which shall be governed by the provisions described below:

CLAUSE 1

TRANSFER OF PTP BONDS

1.1                               On this date, PT Holding undertakes to, on or before March 31, 2015, assign and transfer to PT Finance all of the PTP Bonds, upon execution and delivery by all the Parties of any and all documents necessary for carrying out such assignment and transfer, including any necessary assignment and transfer to the institution where the PTP Bonds are held in custody.

1.2                               Oi and PTIF hereby undertake to indemnify, hold harmless, defend and maintain PT SGPS harmless from any and all loss (including costs, interest and penalties, as well as reasonable legal fees), liability, harm, damage and expense of any kind, that may be incurred by PT SGPS, resulting, directly or indirectly, from the transfer of the PTP bonds to PTIF, as provided in Clause 1.1.

CLAUSE 2

ASSIGNMENT OF RIGHTS AND OBLIGATIONS RELATING TO THE AGREEMENTS

2.1 Once the transfer set forth in Clause 1.1 (“Condition Precedent”) has been implemented, all rights, responsibilities and obligations undertaken by PT Holding through the Agreements shall be considered automatically and fully assignable and transferable by PT Holding to PT Finance, freely and without any charge of any kind, so that PT Finance shall assume all of the rights, responsibilities and obligations from PT Holding under the Agreements pursuant to the terms thereof, with Oi being jointly and severally liable with PT Finance for all of these rights, responsibilities and obligations.

2.2                               The Parties hereby agree that the assignment and transfer provided for in clause 2.1 above are without prejudice to, and do not effect in any way, the rights, discharges and waivers granted by PT Holding in favor of PT SGPS under the Agreements, or the discharges, waivers and rights that PT Holding is a beneficiary of under Clause 5 of the Exchange Agreement, with PT Holding remaining as grantor and beneficiary thereof pursuant to the same terms provided for in such Clause 5.

2.3                               PT SGPS, Oi and TmarPart hereby acknowledge and agree with the assignment and subrogation described in this Clause, and have no reason to oppose anything herein.

2.4                               Given the assignment agreed herein, PT Holding shall no longer be a party to the Agreements, receiving from the other Parties discharge with respect to all of its obligations and rights under Clause 3.

CLAUSE 3

DISCHARGE

3.1.                            Subject to fulfillment of the Condition Precedent, as provided herein, PT Finance, Telemar Participações, Oi and PT SGPS grant to PT Holding, full, irreducible, general and irrevocable release from the rights and obligations provided for in the Agreements currently assigned by PT Holding to PT Finance, and have no basis to make a claim, in the present, past or future in this respect, on any grounds.

3.2.                            Subject to fulfillment of the Condition Precedent, as provided herein, PT Holding grants to Telemar Participações, Oi and PT SGPS, full, irreducible, general and irrevocable release from the rights and obligations provided for in the Agreements currently assigned by PT Holding to PT Finance, and has no basis to make a claim, in the present, past or future in this respect, on any grounds.

CLAUSE 4

FINAL DISPOSITIONS

4.1.                          PT Finance and the Intervening Parties hereby agree that only shares of Oi represented by certificates of deposit, including but not limited to, American Depositary Receipts, may be subject to the Exchange.

4.1.1.                  Notwithstanding Clause 1.5 of the Call Option Agreement, PT Finance, Oi and CorpCo acknowledge that, in case of total or partial exercise of the Call Option, PT SGPS, at its sole discretion, may indicate that it intends to receive shares issued by Oi, and not American Depositary Receipts.

4.1.2.                  Once PT SGPS provides notification via an Exercise Notice that it intends to receive shares, and not American Depositary Receipts, PT Finance shall have until the 6th

(sixth) Business Day from the Exercise Date to transfer to PT SGPS the number of shares that are the object of the Call Option indicated in the Exercise Notice, subject to the provisions of Clause 1.5 of the Call Option Agreement. Capitalized terms in this Clause and not defined in this Agreement shall have the meanings assigned to them in the Call Option Agreement.

4.1.3. PT Finance and Oi hereby represent and warrant to PT SGPS that any deposit of the shares that are the object of the Exchange with The Bank of New York Mellon, with the consequent issuance of the respective certificates of deposit (American Depositary Receipts), as well as the transfer of the certificates of deposit by PT SGPS to PT Finance, shall not incur any cost or expense of any nature, to PT SGPS.

4.2.                            Any communication, notice or subpoena relating to this Agreement, including notice of arbitration, shall be deemed delivered when received by the other Party (i) by registered mail, through a reputable courier company, at the time of effective receipt at the address(es) indicated below, (ii) at the time delivered, if delivered by hand, or (iii) on the date of confirmation of receipt of transmission issued by a fax machine, when faxed, as applicable, to the addresses and telephone/fax numbers shown below (or any other address or telephone/fax number as may be indicated by a Party, in writing, to the other Parties):

To Oi, PT Finance or PT Holding:

Attention: Bayard De Paoli Gontijo

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190, Rio de Janeiro, RJ, Brazil

Telephone: +55 21 3131-2972

Fax: +55 21 3131-1155

Flavio Nicolay Guimarães

Address: Rua Humberto de Campos, n.º 425, 7º andar, Leblon, CEP 22430-190, Rio de Janeiro, RJ, Brazil

Telephone: +55 21 3131-2227

Fax: +55 21 3131-1383

With copy to:

Eurico de Jesus Teles Neto

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190, Rio de Janeiro, RJ, Brazil

Telephone: +55 21 3131-1207

Fax: +55 21 3131-1155

To PT SGPS:

Attention: General Secretary

Avenida Fontes Pereira de Melo No. 40, Freguesia de São Jorge de Arroios, Lisbon, Portugal

To Telemar Participações:

Attention: Mr. Fernando Magalhães Portella

Praia de Botafogo No. 300, sala 1101, Botafogo, Rio de Janeiro, RJ, Brazil

4.2.1. Any Party may change the address to which notice shall be sent by written notice to the other Parties in accordance with this Clause 4.2, it being however specified that for the purposes of this provision, the notice shall be deemed to have been received only upon acknowledgment of receipt by each of the other Parties.

4.3.                            This Agreement contains the entire agreement and understanding in respect of the subject matter hereof among the contracting Parties and specifically supersede any prior understanding of the Parties regarding the subject matter hereof, it being understood that all terms and conditions provided in the Exchange Agreement and the Call Option Agreement that have not been altered by this Agreement remain in force and are hereby ratified by the Parties.

4.4.                            This Agreement may only be amended, replaced, cancelled, renewed, or extended and its terms may only be waived through a written instrument signed by all Parties or, in the case of a waiver, by the Party waiving the respective right. No waiver, termination or discharge of this Agreement, or of any of its terms or provisions, shall be binding upon any of the contracting Parties unless confirmed in writing. Any delay in exercising any right, power or privilege provided in this Agreement shall not be considered a waiver of such right, power, or recourse; nor shall the total or partial waiver of any right, power, recourse, or privilege preclude any other subsequent exercise of such right, recourse, power or privilege.

4.5.                            This Agreement shall be binding upon and benefit the Parties and their respective successors. This Agreement (and the rights and obligations provided herein) may not be assigned by any Party without the prior written consent of all the other Parties.

4.6.                            If any term or provision of this Agreement is declared void, invalid or ineffective, the Parties shall negotiate in good faith to replace the invalidated provisions with others that reflect, to the extent possible, the intention represented therein.

4.7.                            As provided for in Clause 4.1.1, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the matters set forth herein.

4.7.1 Notwithstanding the other provisions in this Agreement, all taxes incident to the transactions contemplated by this Agreement and to any capital gain (collectively, the “Taxes”), shall be the responsibility of the Party to whom the obligation is imposed by law, and such Party shall present any and all returns and other documents relating to the Taxes for which it is responsible.

4.8.                            The Parties to this Agreement understand and agree that all the terms and conditions established by this Agreement shall be subject to specific performance, as provided for in the Brazilian Code of Civil Procedure.

4.9.                            The Parties to this Agreement acknowledge that this Agreement constitutes an extrajudicial enforcement instrument (título executivo extrajudicial), under the terms of article 585, II, of the Brazilian Code of Civil Procedure.

4.10.                     This Agreement as signed is irrevocable and irreversible, and constitutes legal valid and binding obligations, which shall be binding upon and enforceable to the benefit of the contracting Parties and their respective successors.

4.11.                     The Parties undertake to respect the confidentiality of the information contained in this Agreement that qualifies as confidential information, and shall disclose the terms pertaining to the transactions that are the subject matter of this Agreement strictly to the extent necessary to fulfill legal or regulatory requirements to which the Parties are subject.

4.12.                     This Agreement shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

CLAUSE 5

CONFLICT RESOLUTION

5.1                               The Parties shall make an effort to resolve amicably and by consensus any controversy of any nature related directly or indirectly relating to this Agreement involving any of the Parties (“Conflict”).

5.2                               If, after discussing for a period of 10 (ten) Business Days, the Parties fail to reach an amicable solution and consensus in relation to the Conflict, then such Conflict shall be settled by arbitration, to be conducted before and administered by the Câmara de Arbitragem da Câmara de Comércio Brasil-Canadá (the “Chamber”).

5.3                               The arbitration shall be conducted in accordance with the Chamber’s procedural standards in effect at the time of the arbitration.

5.4                               The arbitration shall be administered by an arbitral tribunal consisting of three arbitrators, it being specified that the chair of the tribunal shall be registered with the Ordem dos Advogados do Brasil (the “Arbitral Tribunal”).

5.4.1 Each Party involved will appoint one arbitrator. If there is more than one claimant, the claimants shall appoint a single arbitrator by mutual agreement; similarly, if there is more than one respondent, the respondents shall appoint a single arbitrator by mutual agreement. The third arbitrator, who will preside over the Arbitral Tribunal, will be selected by mutual agreement of the arbitrators appointed by the Parties involved.

5.4.2 Any omission, refusal, dispute, doubt and disagreement with respect to the appointment of the arbitrators by the Parties involved or to the choice of the third arbitrator shall be settled by the Arbitral Chamber.

5.4.3 The procedures provided for in this Clause shall also apply when replacing an arbitrator.

5.5                               The arbitration shall take place in the City of Rio de Janeiro, in the State of Rio de Janeiro, and the Arbitral Tribunal may, with cause, decide to carry out certain specific actions in different locations.

5.5.1                     The arbitration shall be conducted in Portuguese.

5.5.2                      The arbitration shall follow the rules of law (de direito), applying the rules and principles of the legal system of the Federative Republic of Brazil.

5.5.3                      The arbitration shall have a term of 6 (six) months, which period may be extended for cause by the Arbitral Tribunal.

5.5.4                      The arbitration will be confidential.

5.6                               The Arbitral Tribunal shall allocate between the Parties, in accordance with criteria of sucumbência, reasonability and proportionality, the payment and reimbursement of (i) any fees and other amounts due, paid or reimbursed to the Chamber, (ii) any fees and other amounts due, paid or reimbursed to the arbitrators, (iii) any fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenographers and any other assistants as may have been appointed by the Arbitral Tribunal, (iv) any fees and expenses of the lawyers hired by the parties, to be reasonably established by the Arbitral Tribunal based on the receipts presented by the parties; (v) any reasonable travel expenses and fees of assistants or technical witnesses; and (vi) any damages for litigation in bad faith. The Arbitral Tribunal shall not require any of the Parties involved to pay or reimburse contractual fees based on the success of the demand (ad exitum).

5.7                               Arbitral decisions shall be final and binding, neither requiring judicial ratification nor admitting any appeal, except for requests for correction (pedidos de correção) and requests for clarification to the Arbitral Tribunal as provided for under art. 30 of Law nº 9.307/96 and any annulment suit based on art. 32 of Law nº 9.307/96.

5.8                               Before the Arbitral Tribunal is seated, any of the Parties involved may petition the courts for preliminary injunctions and advance relief, although any such petition shall not affect the existence, validity and efficacy of this arbitration clause, nor represent a waiver of the obligation to submit the Conflict to arbitration. After the Arbitral Tribunal is seated, any petitions for preliminary injunctions or advance relief shall be directed to the Arbitral Tribunal.

5.9                               For the purposes of (i) preliminary injunctions and advance relief before the Arbitral Tribunal is seated, (ii) enforcement of the decisions of the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment suit based on art. 32 of Law nº 9.307/96, and (iv) any conflicts which, under Brazilian law cannot be settled through arbitration, the Forum of the Judicial District of Central Rio de Janeiro is elected as the sole jurisdiction, waiving all others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties cause 5 (five) originals of this Agreement, of equal substance and form, to be signed before 2 (two) witnesses.

Rio de Janeiro, March 24, 2015.

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[Signature Page for the Private Instrument for the Assignment of Rights and Obligations and Other Covenants executed on 03/24/2015)

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.		PT PORTUGAL SGPS, S.A.

/s/ Flavio Nicolay / J.P.V.G Visser		/s/ Marco Norci Schroeder / Flavio Nicolay
Name:	Flavio Nicolay / J.P.V.G Visser	Name:	Marco Norci Schroeder / Flavio Nicolay
Title:		Title:

PORTUGAL TELECOM, SGPS S.A.

/s/ Rafael Luís Mora Funes		/s/ Shakhaf Wine
Name:	Rafael Luís Mora Funes	Name:	Shakhaf Wine
Title:		Title:

OI S.A.

/s/ Eurico Teles		/s/ Jason Inácio
Name:	Eurico Teles	Name:	Jason Inácio
Title:		Title:

TELEMAR PARTICIPAÇÕES S.A.

/s/ Fernando Magalhães Portella		/s/ José Augusto da Gama Figueira
Name:	Fernando Magalhães Portella	Name:	José Augusto da Gama Figueira
Title:		Title:

Witnesses:

Name:		Name:
CPF:CPF: